                                                                EXHIBIT 4.1(d)


                              AMENDED AND RESTATED
                            SUBORDINATION AGREEMENT

                                    BETWEEN

                            KRAUSE'S FURNITURE, INC.

                                      AND

                    CONGRESS FINANCIAL CORPORATION (WESTERN)

                                AUGUST 26, 1996

                               TABLE OF CONTENTS

                                                                                                                            Page
1.       Certain Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         a.      General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         b.      Other Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

2.       Representations, Warranties, and Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         a.      Amount of Junior Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         b.      Junior Debt Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         c.      No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         d.      Notice of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         e.      Further Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

3.       Subordination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         a.      General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         b.      Payments to Subordinating Lender . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         c.      Priority of Interests in Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

4.       Restrictions on Subordinating Lender's Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

5.       Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

6.       No Action to Violate Senior Lender Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

7.       No Amendment of Junior Debt Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

8.       Extensions, Compromises, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

9.       Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

10.      No Constraint on Senior Lender . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

11.      Impact of Bankruptcy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

12.      Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         a.      Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         b.      Binding Effect; Governing Law; Venue . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         c.      Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         d.      Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         e.      Attorneys' Fees; etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         f.      Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         g.      Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         h.      Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         i.      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         j.      Rules of Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

                                                                 EXHIBIT 4.1(d)

                              AMENDED AND RESTATED
                            SUBORDINATION AGREEMENT

         THIS AMENDED AND RESTATED SUBORDINATION AGREEMENT (the "Agreement"), dated as of August 26, 1996, is entered into by and between KRAUSE'S FURNITURE, INC., a Delaware corporation ("Subordinating Lender"), and CONGRESS FINANCIAL CORPORATION (WESTERN) ("Senior Lender"), with reference to the following facts:

                                    RECITALS

         A. Krause's Sofa Factory, a California corporation ("Borrower"), has entered into the Junior Debt Documents (as defined below) with Subordinating Lender, pursuant to which Subordinating Lender has extended certain financial accommodations to Borrower on the terms and conditions set forth in such Junior Debt Documents.

         B. Senior Lender has entered into various agreements with Borrower, including that certain Loan and Security Agreement between Senior Lender and Borrower and its wholly owned subsidiary, Castro Convertible Corporation, a New York corporation, as co-borrowers, and other agreements, documents and instruments, dated as of January 20, 1995, (the Loan and Security Agreement as amended by that certain First Amendment to Loan and Security Agreement dated as of May 10, 1996 and that certain Second Amendment to Loan and Security Agreement dated as of even date herewith), as subsequently amended or modified from time to time (collectively, the "Senior Loan Agreement"), pursuant to which Senior Lender has agreed to extend certain revolving and equipment acquisition term loans to Borrower. In order to induce Senior Lender to enter into the Senior Loan Agreement, Subordinating Lender entered into that certain Subordination Agreement with Borrower dated as of January 20, 1995 (the "Original Subordination Agreement").

         C. Simultaneously with the execution of this Agreement, Borrower is (i) receiving an additional contribution of equity capital from Subordinating Lender in the amount of Five Million Dollars ($5,000,000) and
(ii) borrowing Five Million Dollars ($5,000,000) in cash from Subordinating Lender, such additional indebtedness to be evidenced by a promissory note dated as of even date herewith issued by Borrower payable to the order of Subordinating Lender (said additional equity contribution and additional indebtedness being hereafter referred to as the "Recapitalization");

         D. Senior Lender is unwilling to consent to the Recapitalization unless Subordinating Lender enters into this Agreement amending and restating the terms of the Original Subordination Agreement in their entirety.

         E. Subordinating Lender is interested in the financial success of Borrower and will benefit by the loans which Senior Lender has extended and continues to extend to Borrower under the Senior Loan Agreement.

         F. Accordingly, to induce Senior Lender to enter into the Senior Loan Agreement with Borrower and to extend to Borrower the loans contemplated thereunder, Subordinating Lender is willing to enter into this Agreement with Senior Lender.

                                   AGREEMENT

         NOW, THEREFORE, the parties agree as follows:

         1.      Certain Defined Terms.

                 a. General: When used in this Agreement, the following terms have the following respective meanings:

                 "Agreement" has the meaning set forth in the introduction hereto.

                 "Borrower" has the meaning set forth in the recitals of this Agreement.

                 "Junior Debt" means all present and future indebtedness and other obligations (direct or indirect) owing by Borrower to Subordinating Lender, including, but not limited to:

         (i) Indebtedness in the aggregate amount of Nine Million Four Hundred Fifty Thousand Dollars ($9,450,000), itemized as follows: (A) Two Million Seven Hundred Thousand Dollars ($2,700,000), which amount is the result of reducing the outstanding principal amount of outstanding indebtedness of Four Million Seven Hundred Thousand Dollars ($4,700,000) as of January 20, 1995 by Two Million Dollars ($2,000,000) funded from the initial advances by Senior Lender to Borrower under the Senior Loan Agreement, (B) aggregate indebtedness in the amount of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) advanced to Borrower by Subordinating Lender during the period from January 20, 1995 through August 22, 1996, and (C) indebtedness in the amount of Five Million Dollars ($5,000,000) advanced to Borrower by Subordinating Lender in connection with the Recapitalization (collectively, the "Note Indebtedness"), and

         (ii) Up to One Million Dollar ($1,000,000) in payment under Borrower's agreement to indemnify Subordinating Lender from any loss, cost, expense or liability incurred by Subordinating Lender in providing cash collateral for the issuance of a One Million Dollar ($1,000,000) standby letter of credit for the benefit of the landlord of Borrower's Brea, California facility, which letter of credit expires in 1999, and if drawn prior to its expiry, will be treated as a bullet loan from Subordinating Lender to Borrower due and payable on January 20, 2000 in the amount of any draw thereunder (the "LC Indebtedness"). "Junior Debt" includes (without limitation) indebtedness owed under the Junior Debt Documents, together with any other debts, demands, monies, indebtedness, liabilities, and obligations now or hereafter owed by Borrower to Subordinating Lender, including interest, principal, costs, and other charges, together with all claims, rights, causes of action, judgments, decrees and other obligations.

                 "Junior Debt Documents" means all instruments and agreements evidencing the Junior Debt, including (i) that certain Amended and Restated Promissory Note, dated as of January 20, 1995, in the original principal amount of Two Million Seven Hundred Thousand Dollars ($2,700,000), executed by Borrower to the order of Subordinating Lender, (ii) those certain Promissory Note in the aggregate original principal amount One Million Seven Hundred Fifty Thousand Dollars ($1,750,000), dated, respectively: as of September 22, 1995 in the original principal amount of $500,000; as of May 3, 1996 in the original principal amount of $500,000; and as of May 22, 1996 in the original amount of $750,000, each executed by Borrower to the order of Subordinating Lender, (iii) that certain Promissory Note in the original principal amount of Five Million Dollars ($5,000,000) dated as of August 26, 1996 executed by Borrower to the order of Subordinating Lender, and (iv) that certain Promissory Note, amended and restated as of January 20, 1995, evidencing the LC Indebtedness in the original principal amount of One Million Dollars ($1.000.000), copies of which are attached hereto as Exhibit A and incorporated herein by this reference.

                 "Senior Debt" has the meaning set forth in Section 3(a) of this Agreement.

                 "Senior Lender" has the meaning set forth in the introduction of this Agreement.

                 "Senior Loan Agreement" has the meaning set forth in the recitals of this Agreement.

                 "Subordinating Lender" has the meaning set forth in the introduction of this Agreement.

                 b. Other Terms. Unless otherwise defined in this Agreement, any and all initially capitalized terms set forth in this Agreement shall have the meaning ascribed thereto in the Senior Loan Agreement.

         2. Representations, Warranties, and Covenants. Subordinating Lender and Borrower represent, warrant, and covenant (jointly and severally) to Senior Lender that:

                 a. Amount of Junior Debt. As of the date of this Agreement, the aggregate outstanding balance (principal plus interest) of the
Note Indebtedness is Nine Million Four Hundred Fifty Thousand Dollars ($9,450,000), and the maximum financial exposure of Borrower to Subordinating Lender under Borrower's indemnify obligations to Subordinating Lender under the LC Indebtedness is One Million Dollars ($1,000,000).

                 b. Junior Debt Documents. Upon Senior Lender's request, to be given by notice to Borrower and Subordinating Lender: (i) a copy of all Junior Debt Documents shall be delivered to Senior Lender; and/or (ii) all Junior Debt Documents shall be conspicuously marked with substantially the following legend:

         "Subject to that certain Amended and Restated Subordination Agreement (Investor), dated as of August 26, 1996, between Krause's Furniture, Inc., a Delaware corporation, and Congress Financial Corporation (Western)"

and after being so marked, the originals of the Junior Debt Documents shall be exhibited to Senior Lender and a copy of the marked Junior Debt Documents shall be delivered to Senior Lender.

                 c. No Default. Borrower is not in default under any Junior Debt Document.

                 d. Notice of Default. Subordinating Lender and Borrower shall each promptly notify Senior Lender of all defaults, events of default, and events which with the giving of notice or the passage of time, or both, would become events of default ("unmatured events of default") under any Junior Debt Document.

                 e. Further Action. Upon Senior Lender's request, Subordinating Lender will promptly take all actions which Senior Lender believes appropriate to carry out the purposes of this Agreement.

         3.      Subordination.

                 a. General. As more fully provided in the remainder of this Article 3, the Junior Debt is hereby subordinated and made junior to all obligations now or hereafter owing to Senior Lender by Borrower. The obligations referred to in the preceding sentence as being owing to Senior Lender are referred to in this Agreement as the "Senior Debt," and include the Obligations, all present and future representations, warranties, covenants, agreements, indemnities, and other obligations which Borrower or its successors and assigns may incur to Senior Lender, including (without limitation) those incurred after the filing of a bankruptcy petition or commencement of a bankruptcy case by or against Borrower.

                 b. Payments to Subordinating Lender. If no default or event of default by Borrower under any present or future instrument or agreement (including the Senior Loan Agreement) between Borrower and Senior Lender shall have occurred, Borrower may make the following payments against the Junior Debt:

                          (i) Note Indebtedness: Quarterly payments of interest at one and one-half (1.5) percentage points in excess of the Prime Rate, as defined in the Senior Loan Agreement, commencing August 31, 1996; and semi-annual payments of principal, commencing December 31, 1996, in an amount not to exceed fifty percent (50%) of Excess Cash Flow for the applicable semi-annual period, if any (for the purposes of this Section 3(b)(i), "Excess Cash Flow" shall mean, for any applicable semi-annual period, net income after tax, exclusive of extraordinary gains, plus depreciation and any other non-cash items to the extent deducted from the revenues of Borrower in the calculation of net income or loss, and less any capital expenditures that are actually made and not financed during such period); provided, however, that principal payments shall not be permitted unless, notwithstanding the availability of Excess Cash Flow, after giving effect to such principal payment, Borrower has a minimum of One Million Dollars ($1,000,000) Excess Availability, as defined under the Senior Loan Agreement, as of the last day of the applicable semi-annual period. Borrower shall be permitted to pay the semi-annual principal payments upon receipt and review by Lender of Borrower's financial statements for the semi-annual period to which the requested payment relates, which financial statements shall be prepared in accordance with GAAP consistently applied subject to normal year-end audit adjustments and shall show sufficient Excess Cash Flow to permit the principal payment and the required minimum Excess Availability.

                          (ii) LC Indebtedness: In the event that the letter of credit for which the Subordinating Lender provided cash collateral is drawn by such landlord of Borrower's Brea, California facility, prior to its expiry date in 1999, any amounts so drawn shall be treated as the outstanding principal amount of a bullet loan from Subordinating Lender to Borrower, all principal and unpaid interest being due and payable by Borrower to Subordinating Lender on January 20, 2000; and prior to the expiration date of the letter of credit or the date of a draw thereunder, whichever shall first occur, the amount of the cash collateral provided by Subordinating Lender, and after a draw against the letter of credit, the amount of the draw shall bear interest at one and one-half (1.5) percentage points per annum in excess of the Prime Rate, and Borrower may pay quarterly interest payments of such interest commencing on March 31, 1995 until all amounts due by Borrower to Subordinating Lender under the LC Indebtedness have been repaid;

provided further, however, that after giving effect to any such payment to Subordinating Lender, no default or event of default by Borrower under any present or future instrument or agreement (including the Senior Loan Agreement between Borrower and Senior Lender) shall have occurred. Except as provided in this Agreement, Borrower and Subordinating Lender agree (and Subordinating Lender acknowledges such agreement) that Borrower shall neither: (i) make any payments to Subordinating Lender in respect of the Junior Debt; nor (ii) without Senior Lender's prior written consent, execute or deliver any negotiable instruments as evidence of the Junior Debt.

                 c. Priority of Interests in Collateral. Subordinating Lender currently holds no security interest or lien in the Collateral, or in any other assets of Borrower, as security for Borrower's payment and performance of its obligations to Subordinating Lender under the Junior Debt Documents, and no security interest or lien in the Collateral or in any other assets of Borrower will be granted by Borrower to Subordinating Lender prior to the termination of the Senior Loan Agreement. Not withstanding the foregoing, in the event Subordinating Lender hereafter acquires any security interest, lien, or other right or interest in the Collateral, such security interest, lien, or other right or interest shall at all times prior to the indefeasible payment in full of the Senior Debt be junior, subordinate and subject to any security interest, lien or other right or interest Senior Lender now has or may hereafter acquire in the Collateral. The subordination provided in this Section 3(c) shall apply irrespective of the time or order of attachment or perfection of any security interest, irrespective of the time or order of filing of any financing statement or other document, and irrespective of any statute, rule, law, or court decision to the contrary.

         4. Restrictions on Subordinating Lender's Actions. Unless it shall have obtained Senior Lender's prior written consent, until the Senior Debt has been paid in full Subordinating Lender will not: (i) demand or accept any payment upon the Junior Debt, except as may be permitted by this Agreement;
(ii) foreclose or realize upon any collateral hereafter securing the Junior Debt (whether such collateral constitutes part of the Collateral or consists of other assets of Borrower), or otherwise enforce any security agreement, mortgage, lien instrument, or other encumbrance hereafter securing the Junior Debt; or (iii) commence, prosecute, or participate in any administrative, legal, or equitable action that in Senior Lender's judgment might adversely affect Borrower's business or Borrower's ability to pay the Senior Debt.

         5. Remedies. If Borrower or Subordinating Lender attempts to violate Section 3(b) or Clause (i) of Article 4, or if Subordinating Lender in any other manner receives any funds which by virtue of this Agreement it is precluded from receiving, Subordinating Lender shall be deemed to hold any payment or distribution it receives in trust for Senior Lender's benefit. In such case, Subordinating Lender shall immediately remit such payment or distribution to Senior Lender. If Subordinating Lender attempts to violate Clause (ii) of Article 4, Senior Lender (in Senior Lender's or Borrower's name) or Borrower may seek injunctive or other equitable relief to prevent or stop Subordinating Lender's actions, it being agreed that legal remedies may be inadequate. If Subordinating Lender attempts to violate Clause (iii) of
Article 4, Borrower may interpose as a defense or plea the making of this Agreement, and Senior Lender may intervene and interpose such defense or plea in its own or Borrower's name. The remedies provided in this Article 5 are not exclusive; Senior Lender shall be entitled to all other remedies available at law or in equity.

         6. No Action to Violate Senior Lender Agreements. Subordinating Lender shall not take any action which in Senior Lender's judgment might cause Borrower to violate the Senior Loan Agreement or any other agreement between Borrower and Senior Lender.

         7. No Amendment of Junior Debt Documents. Unless Senior Lender's prior written consent shall have been obtained, no Junior Debt Document may be amended or modified.

         8. Extensions, Compromises, etc. Without having to obtain either Borrower's or Subordinating Lender's consent, Senior Lender may grant to Borrower extensions of the time of payment or performance, and may enter into compromises (including releases of collateral and settlements) with Borrower with respect to the Senior Debt.

         9. Waiver. Subordinating Lender waives any right it may now or hereafter have to require Senior Lender to marshall assets, to exercise rights or remedies in a particular manner, or to forbear from exercising such rights and remedies in any particular manner or order.

         10. No Constraint on Senior Lender. Nothing contained in this Agreement shall preclude Senior Lender from discontinuing its extension of credit to Borrower (whether under the Senior Loan Agreement or otherwise) or from taking (without notice to Subordinating Lender, Borrower, or any other individual or entity) any other action in respect of the Senior Debt or the Collateral which Senior Lender is otherwise entitled to take with respect to the Senior Debt or the Collateral. Among the actions which Lender may take in accordance with this Article 10 are: renewing, extending, and increasing the amount of the Senior Debt; otherwise changing the terms of the Senior Debt; settling, releasing, compromising, and collecting on the Senior Debt; making (and refraining from making) other secured and unsecured loans and advances to Borrower; amending any present or future agreement between Senior Lender and Borrower; and all other actions which Senior Lender deems advisable.

         11. Impact of Bankruptcy. If a voluntary or involuntary bankruptcy petition shall be filed respecting Borrower: (a) this Agreement (including the subordination provisions contained in Article 3) shall continue in full force and effect; (b) Subordinating Lender shall take no action in the bankruptcy proceeding which might (in Senior Lender's opinion) adversely affect Senior Lender's rights and interests respecting the Senior Debt; and (c) Subordinating Lender shall take all actions reasonably requested by Senior Lender to protect Senior Lender's interests during the course of such bankruptcy proceedings.

         12.     Miscellaneous.

                 a. Amendment. No amendment or waiver of this Agreement shall be effective unless in a writing signed by each party hereto.

                 b. Binding Effect; Governing Law; Venue. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California. All actions and proceedings arising in connection with this Agreement shall be tried and litigated only in state or federal courts located in Los Angeles County, California, or (at Senior Lender's sole option) in any other court in which Senior Lender may initiate legal or equitable proceedings, so long as such court has subject matter jurisdiction. Subordinating Lender and Borrower each waive any right it may have to plead forum non-conveniens or otherwise to object to venue, and hereby consents to any court-ordered relief.

                 c. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement.

                 d. Headings. The headings contained in this Agreement are for convenience only. They shall not affect the interpretation of this Agreement.

                 e. Attorneys' Fees: etc. In any suit or action brought to enforce this Agreement or to obtain an adjudication (declaratory or otherwise) of rights or obligations hereunder, the losing party shall pay to the prevailing party reasonable attorneys' fees and other costs and expenses incurred by the prevailing party.

                 f. Severability. Any provision of this Agreement that is prohibited by law or unenforceable in any jurisdiction shall be ineffective in that jurisdiction to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permissible, the parties waive any law that renders this Agreement prohibited or unenforceable.

         9. Entire Agreement. This Agreement constitutes the entire agreement between and among the parties regarding the subject matter hereof. This Agreement supersedes all prior and contemporaneous agreements between or among the parties with respect to the subject matter hereof.

                 h. Notice. All notices or demands by any party hereunder must be in writing and personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by a nationally recognized overnight courier, as follows:

         Senior Lender:           CONGRESS FINANCIAL CORPORATION (WESTERN)
                                  225 South Lake Avenue, Suite 1000
                                  Pasadena, California 91101
                                  Attn:    Thomas J. Stoltz, Vice President

         with a copy to:          KELLEY DRYE & WARREN
                                  515 S. Flower Street, Suite 1100
                                  Los Angeles, California 90071
                                  Attn: James D. Prendergast, Esq.

         Subordinating
           Lender:                KRAUSE'S FURNITURE, INC.
                                  5980 Stoneridge Drive, Suite 109
                                  Pleasanton, California 94588
                                  Attn: President

         Borrower:                KRAUSE'S SOFA FACTORY
                                  200 North Berry Street
                                  Brea, California 92621-3903
                                  Attn:    Chief Financial Officer

The parties may change the address at which they receive notice by giving notice to each other in the foregoing manner. Notices or demands sent in accordance with this Section shall be deemed to be received on the earlier of the date of actual receipt or five (5) calendar days after deposit in the United States mail.

                 i. Termination. This Agreement shall continue in full force and effect until Borrower has satisfied in full the Senior Debt.

                 j. Rules of Construction. As used in this Agreement, the singular includes the plural; the plural includes the singular. References to one gender include all genders. Unless otherwise specified, references to Articles, Sections, Exhibits, and parties refer to Articles, Sections,
Exhibits, and parties of or to this Agreement. The words "include," "including," and similar words are not intended to be limiting.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers, as of the date first above written.

                                           KRAUSE'S FURNITURE, INC.
                                           a Delaware corporation

                                           By:  ROBERT G. SHARPE
                                              ----------------------------
                                                Robert G. Sharpe
                                                Executive Vice President

                                           CONGRESS FINANCIAL CORPORATION
                                           (WESTERN)

                                           By:  [SIG]
                                              -----------------------------




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                           BORROWER'S ACKNOWLEDGMENT

         The undersigned Borrower hereby approves of, and agrees and consents to, the foregoing Amended and Restated Subordination Agreement, dated as of August 26, 1996, between Krause's Furniture, Inc. and Congress Financial Corporation (Western) (the "Amended and Restated Subordination Agreement"). Unless otherwise defined in this Acknowledgment, terms defined in the Amended and Restated Subordination Agreement have the same meanings when used in this Acknowledgment.

         Borrower agrees to be bound by the Amended and Restated Subordination Agreement. Borrower further agrees that the Amended and Restated Subordination Agreement may be amended by Senior Lender and Subordinating Lender without notice to, or the consent of, Borrower.



                                           KRAUSE'S SOFA FACTORY,
                                           a California corporation

                                           By:  STEPHEN P. ANDERSON
                                              ----------------------------
                                           Stephen P. Anderson
                                           President and Chief Executive
                                           Officer





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